Exhibit (c)(2)

                 [Letterhead of Catherines Stores Corporation]

                                October 12, 1999



Charming Shoppes, Inc.
450 Winks Lane
Bensalem, Pennsylvania  19020
Attn:  Mr. Colin Stern

Gentlemen:

     Catherines Stores Corporation (the "Company") and Charming Shoppes, Inc. ("Charming") intend to enter into good faith negotiations for the purpose of exploring a possible transaction between the Company or its stockholders and Charming. In connection therewith, Charming has requested and the Company will furnish certain non-public information about the business and operations of the Company. As a condition to your being furnished such information, you agree to treat any information (whether prepared by the Company, its advisors or otherwise, and whether oral or written) that is furnished to you or your representatives (which term shall include your directors, officers, partners, employees, agents and advisors) by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information that (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or (ii) becomes generally available to the public other than as a result of a disclosure by you or your representatives or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company.

     A. Confidentiality and Non-Disclosure.



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October 12, 1999
Page 2


     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company or its stockholders and you, and will be kept confidential by you and your representatives; provided, however, that any of such information may be disclosed to your representatives who need to know such information solely for the purpose of evaluating any such possible transaction between the Company or its stockholders and you and who agree to keep such information confidential and to be bound by this agreement to the same extent as if they were parties hereto. You will be responsible for any breach of this agreement by your representatives.

     You hereby acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     In the event that you or your representatives receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental or regulatory body, you agree to (i) promptly notify the Company about such a request, so that it may seek an appropriate protective order and/or waive your compliance with the provisions of this agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request) and (ii) if disclosure of such information is required in the opinion of your counsel, exercise your reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Company so designates.

     In addition, without the prior written consent of the Company, you will not, and will cause your representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company or its stockholders and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except that disclosure of such information may be made if required by legal or regulatory process to the extent, in the opinion of your counsel, you are required to make such disclosure; provided that prior to any such disclosure,



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Charming Shoppes, Inc.
October 12, 1999
Page 3


you shall first give the Company a reasonable opportunity to review the proposed disclosure and to comment thereon.

     Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you acknowledge and agree that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use or contents of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material.

     Upon the request of the Company, you and your representatives shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors, agents or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes, and other writings whatsoever prepared by you or your representatives based on this information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer.


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October 12, 1999
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     B. Exclusive Period.

     In consideration of Charming commencing due diligence and entering into good faith negotiations with the Company regarding a possible transaction, the Company agrees to deal exclusively with Charming in connection with the sale of the Company or any of its subsidiaries or assets such that, until the date which is four weeks from the date hereof (so long as Charming's due diligence inquiry and negotiation of a definitive agreement are continuing in good faith during that period), neither the Company nor any of its subsidiaries, nor any of its or their officers, employees, representatives or agents, will, directly or indirectly, solicit, encourage, or initiate any offer or proposal from, or initiate any discussion or negotiations with, or offer to provide any information to, any person or group, other than Charming or its employees, representatives or agents concerning any transaction involving the sale of the Company or any of its subsidiaries or assets, and that if the Company does receive any proposal in respect of any such transaction, the Company will promptly communicate to Charming (unless prohibited by the terms of such proposal) the material terms of and the name of the person making such proposal. Charming agrees that it shall use its reasonable best efforts to complete its due diligence during such four week period and that, for a period of one year from the date hereof, neither Charming nor its affiliates (as defined in Rule 12b-2 under the Securities and Exchange Act of 1934, as amended) will, directly or indirectly, acting alone or in concert with others, solicit for employment or employ (as an employee, consultant or in any other capacity), or encourage the termination of employment by, any person who is or has been from and after the date hereof a Vice President or other executive officer of the Company or any of its affiliates.

     C. Miscellaneous.

     You further acknowledge and agree that no failure or delay by the Company in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

     You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors except for the matters

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Charming Shoppes, Inc.
October 12, 1999
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specifically agreed to in this letter. The agreements set forth in this letter may be modified or waived only by a separate writing by the Company and you expressly modifying or waiving such agreements.

     The parties hereto acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this agreement is breached. Therefore, you agree that the Company may obtain specific performance of this agreement and injunctive relief against any breach hereof. If any term, provision, covenant, or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Unless otherwise provided, this letter agreement shall be binding upon the parties hereto for a period of two years from the date hereof.



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Charming Shoppes, Inc.
October 12, 1999
Page 6


     This letter shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws.

                                          Very truly yours,

                                          CATHERINES STORES CORPORATION


                                          By: /s/ David C. Forell
                                             ----------------------------------
                                             David C. Forell,
                                             Executive Vice President

Accepted and Agreed to:

CHARMING SHOPPES, INC.


By: /s/ Dorrit J. Bern
   ------------------------------------------
   Its: President and Chief Executive Officer
       --------------------------------------